Exhibit 99.1

News Release
Contact:
David P. Southwell
Executive Vice President
Chief Financial Officer

Jonae R. Barnes
Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR ANNOUNCES PROPOSED $600 MILLION CONVERTIBLE

SENIOR SUBORDINATED NOTES OFFERING

MARLBOROUGH, Mass., Dec. 8, 2003 – Sepracor Inc. (Nasdaq: SEPR) today announced that it intends to offer, subject to market and other conditions, $600 million of Convertible Senior Subordinated Notes.  Sepracor intends to use the net proceeds from this offering to redeem all of its outstanding 5.75% Convertible Subordinated Notes due 2006, representing approximately $435 million in aggregate principal amount plus accrued but unpaid interest.  The Company also intends to use a portion of the net proceeds to enter into call spread transactions with respect to its common stock to reduce the potential dilution from conversion of the notes, and to use any remaining funds for general corporate purposes.  In connection with these hedge transactions, the initial purchasers in the proposed convertible senior subordinated note offering or their affiliates will purchase up to nine million shares of Sepracor’s common stock in secondary market transactions concurrently with, prior to and possibly after pricing of the notes.

The notes to be offered consist of:

    – $200 million in principal amount of 0% Series A Convertible Senior Subordinated Notes due 2008; and

    – $400 million in principal amount of 0% Series B Convertible Senior Subordinated Notes due 2010.

The Company expects to grant the initial purchasers in this offering the option to purchase up to an additional $50 million of Series A notes and $100 million of Series B notes.

The notes will be the Company’s general unsecured obligations and are subordinated in right of payment to all of our existing and future senior indebtedness.   However, the notes are senior to Sepracor’s 5.75% Convertible Subordinated Notes due 2006 and its 5% Convertible Subordinated Debentures due 2007.  Both series of notes will be convertible at the option of the holder prior to maturity into shares of common stock of Sepracor at conversion prices to be determined.

-more-

The 0% note offering will be made to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.  The convertible subordinated notes and the shares of common stock of Sepracor issuable upon the conversion of the notes will not be registered under the Securities Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Sepracor is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs.  Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders.  Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This press release contains forward-looking statements that involve risks and uncertainties, including statements with respect to Sepracor’s ability to complete the proposed financing, the expectations with respect to any hedge transactions, Sepracor’s proposed redemption of the outstanding 5.75% convertible notes and the effect of such redemption, and the safety, efficacy, potential benefits and successful development of Sepracor’s pharmaceuticals under development.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are:  market acceptance of the proposed financing and general market conditions, the effectiveness of the hedging strategy, the results of clinical trials with respect to products under development; the submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 8, 2003.

For a copy of this release or any recent release,

visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com

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